Exhibit 10.1

AMENDMENT NO. 1 TO STOCKHOLDERS AGREEMENT

THIS AMENDMENT NO. 1 TO THE STOCKHOLDERS AGREEMENT (this "Amendment"), by and among Stillwater Mining Company, a corporation organized under the laws of Delaware (the "Company"), MMC Norilsk Nickel, a Russian open joint stock company ("Norilsk Nickel"), and Norimet Limited, a Company organized under the laws of England and Wales and an indirect wholly-owned subsidiary of Norilsk Nickel ("Buyer"), dated as of June 23, 2003 (the "Stockholders Agreement"), is made as of this 10th day of March, 2008. Capitalized terms not defined herein shall have the meaning ascribed to them in the Stockholders Agreement.

WHEREAS, the Stockholders Agreement was entered into pursuant to a stock purchase agreement, dated November 20, 2002, by and among the Parties; and

WHEREAS, the Company intends to consummate an offering and sale of up to $182,500,000 aggregate principal amount of senior convertible notes due 2028 (the "Notes") in a private transaction pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Offering"); and

WHEREAS, Norilsk Nickel, has agreed that it, or one or more of its affiliates, will participate in the Offering and purchase Notes on the same terms as unaffiliated investors participating in the Offering; and

WHEREAS, the Company's Public Directors have executed an approval and waiver under the Stockholders Agreement to permit Norilsk Nickel to purchase Notes in the Offering and obtain shares of Common Stock upon conversion of such Notes, subject to certain conditions and limitations; and

WHEREAS, Buyer is currently the owner of 49,813,222 shares of Common Stock, representing 53.9% of the Company's outstanding voting securities; and

WHEREAS, in connection with the Offering, the Parties have determined to amend the stand still provisions of the Stockholders Agreement to permit Norilsk and or its affiliates to acquire voting securities of the Company for the purpose of maintaining their aggregate level of ownership of voting securities of the Company at fifty-three and nine-tenths percent (53.9%).

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other agreed and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Amendment to Section 5.1(a)(iii). Section 5.1 (a)(iii) is hereby amended to delete the reference to "fifty-one percent (51%)" and replace such reference with "fifty-three and nine-tenths percent (53,9%)".

2.           No Other Amendments. Except as expressly hereby amended in Section I hereof, all of the terms of the Stockholders Agreement are hereby ratified and confirmed and shall remain in full force and effect.

3.           Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law rules,

4.           Counterparts. This Amendment may be executed in one or more counterparts, which, together, shall constitute one and the same agreement, facsimile and electronically transmitted signatures shall be deemed originals for all purposes

[Signatures continued on following page.]

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of March 10. 2008.

STILLWATER MINING COMPANY

By:	/s/ John R. Stark
Name: John R. Stark
Title: Vice President, Secretary and
Corporate Counsel

NORIMET LIMITED

By:	/s/ Adam Esah
Name: Adam Esah
Title: Director

NORILSK NICKEL

By:	/s/ Ralph T. Morgan
Name: Ralph T. Morgan
Title: Deputy CEO